Consent of Independent Registered Public Accounting Firm
The Board of Directors
Catalytic Solutions, Inc.:
We consent to the use of our report dated May 4, 2010, except for note 21, as to which the date is May 14, 2010, with respect to the consolidated balance sheets of Catalytic Solutions, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, which report is incorporated herein by reference and the reference to our firm under the heading “Experts” in the prospectus.
Our report dated May 4, 2010, except for note 21, as to which the date is May 14, 2010, contains an explanatory paragraph that states that Catalytic Solutions, Inc. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Los Angeles, California
December 23, 2010